Ramaco Resources, Inc. Reports Third Quarter 2021 Financial Results

Company Release – November 2, 2021

●	Net income was $7.0 million (EPS of $0.16) and Adjusted EBITDA was $17.8 million for the third quarter of 2021. Adjusted EBITDA was the highest third quarter on record for the Company. 75% of sales in the third quarter of 2021 were to North American customers on lower priced legacy contracts, compared to 48% in the first half of 2021.
●	The Company has largely concluded 2022 North American sales, with 1.7 million tons booked at $196 per short ton FOB mine, compared to 1.4 million tons in 2021 at $89 per ton. This translates to over $325 million in booked revenue for 2022, and generates Adjusted EBITDA of roughly $190 million, using year-to-date 2021 cash costs, adjusted upward for higher sales-related costs.
●	The Company executed an Asset Purchase Areement with companies owned by Coronado Global Resources Inc. (“Coronado”) to purchase what are referred to as the Amonate Assets. The cash consideration for the acquisition is $30 million to be paid at closing, which is anticipated to occur by mid-November. The acquisition will almost immediately be accretive to the Company. It is expected to add 200,000 tons of new low-volatile production in 2022 and ultimately 700,000 tons by the end of 2023. Beginning in June 2022, it will also save millions of dollars annually on avoided trucking costs on all 750,000 tons of existing Berwind production.
●	The Company announced that its Board of Directors (“Board”) has authorized the initiation of a regular quarterly dividend to be paid beginning in the first quarter of 2022. The amount of the dividend and timing of both the record date and payment date will be set at the Company’s Board meeting to be held in early December.
●	The Company’s principal bank lender, KeyBank, N.A., amended the Company’s revolving credit agreement, increasing the overall availability under the credit line to $40 million, from its current $30 million level. There are other modifications to the lending facility reflective of the Company’s improved creditworthiness, including extending the maturity date to December 31, 2024.

LEXINGTON, KY – (PR NEWSWIRE) – Ramaco Resources, Inc. (NASDAQ: METC) (“Ramaco” or the “Company”) today reported quarterly net income of $7.0 million, or $0.16 per diluted share for the three months ended September 30, 2021, which was almost 250% above net loss of $4.8 million, or $0.11 per diluted share for the three months ended September 30, 2020.

The Company’s adjusted earnings before interest, taxes, depreciation, amortization and equity-based compensation (“Adjusted EBITDA”) was $17.8 million for the three months ended September 30, 2021, approximately 2,700% higher than the $0.6 million of Adjusted EBITDA for the three months ended September 30, 2020.

Key operational and financial metrics are presented below:

Key Metrics
	3Q21	2Q21	Change	3Q20	Change	3Q21 YTD	3Q20 YTD	Change
Total Tons Sold ('000)	644	686	(6)%	430	50%	1,751	1,208	45%
Revenue ($mm)	$76.4	$76.1	0%	$39.5	94%	$195.9	$117.8	66%
Cost of Sales ($mm)	$54.8	$57.8	(5)%	$35.7	54%	$143.8	$96.8	49%
Pricing of Company Produced ($/Ton)	$105	$96	9%	$78	35%	$98	$87	13%
Cash Cost of Sales - Company Produced ($/Ton)	$71	$69	3%	$69	3%	$67	$70	(4)%
Cash Margins on Company Produced ($/Ton)	$34	$27	26%	$9	278%	$31	$17	82%
Net Income (loss) ($mm)	$7.0	$9.9	(29)%	$(4.8)	247%	$21.1	$(0.2)	13159%
Diluted Earnings (loss) per Share	$0.16	$0.23	(30)%	$(0.11)	241%	$0.48	$(0.00)	12676%
Adjusted EBITDA ($mm)	$17.8	$18.1	(2)%	$0.6	2698%	$47.4	$19.9	139%
Capex ($mm)	$9.1	$4.8	88%	$2.5	264%	$17.6	$20.5	(14)%

Third Quarter 2021 Summary

Year over Year Quarterly Comparison

Overall production in the third quarter of 2021 was 553,000 tons, up nearly 40% from the same period of 2020. Elk Creek alone produced 510,000 tons in the third quarter of 2021. Overall total sales in the third quarter of 2021 were 644,000 tons, up 50% from 430,000 tons in the third quarter of 2020. Cash margins on Company produced coal were $34 per ton in the third quarter of 2021, up 278% from the same period of 2020. Pricing of Company produced coal sold was $105 per ton, which was 35% higher in the third quarter of 2021 compared to the third quarter of 2020. Company produced cash mine costs were $71 per ton in the third quarter of 2021, which were 3% higher than the same period of 2020. Despite higher sales-related costs, as well as modest inflationary pressures, cash mine costs at Elk Creek of $67 per ton in the third quarter of 2021 were equal to the same period of 2020.

Sequential Quarter Comparison

Total sales volume of 644,000 tons in the third quarter of 2021 was down 6% from the second quarter of 2021.

Cash margins on Company produced coal increased by 26% from the second quarter of 2021, due to higher revenue per ton sold in the third quarter of 2021. Cash mine costs on Company produced coal were $71 in the third quarter of 2021 per ton compared to $69 per ton in the second quarter of 2021. Higher cash costs were due to higher sales-related costs, on the back of higher revenue per ton. Specifically, the 3% sequential increase in cash costs per ton was more than offset by 9% higher revenue per ton sold in the third quarter of 2021 relative to the second quarter of 2021.

Other income was $0.8 million in the third quarter of 2021 compared to $3.4 million in the second quarter of 2021, principally due to the recognition of $2.9 million in the second quarter of 2021 for the CARES Act Employee Retention Tax Credit.

Additional Financial Results

At September 30, 2021, the Company had record liquidity of $73.8 million, consisting of $46.7 million of cash on hand plus $27.1 million of availability under its revolving credit facility.

Capital expenditures for the third quarter of 2021 totaled $9.1 million, an increase of 264% as compared to $2.5 million for the third quarter of 2020. This increase was principally due to the continued development of the Berwind complex in 2021.

The Company’s effective tax rate for the third quarter of 2021 was 21%, excluding a tax benefit of $0.2 million for legislative changes in West Virginia. The 21% rate is above our first half of 2021 effective tax rate of 9% excluding discreet items. The difference between our first half of 2021 rate of 9% and our third quarter of 2021 rate of 21% negatively impacted net income by approximately $0.8 million and EPS of $0.02. Ramaco expects to continue to pay minimal cash taxes due to tax loss carryforwards.

On July 13, 2021, the Company completed a $34.5 million senior unsecured notes offering. The 9.00% notes mature in July 2026. The notes are listed on the NASDAQ Global Select Market under the symbol “METCL”.

On July 16, 2021, the Company was awarded a $32.7 million jury verdict in its lawsuit related to the November 2018 silo failure against Chubb INA Holdings, Inc. (“Chubb Insurance”), which has not yet been paid and is subject to potential appeal and post-trial motions.

On July 29, 2021, the Company was informed that the SBA had forgiven an approximately $8.4 million PPP Loan which had been granted to the Company in 2020.

The following summarizes key sales, production and financial metrics for the periods noted:

	Three months ended			Nine months ended September 30,
	September 30,	June 30,	September 30,
In thousands, except per ton amounts	2021	2021	2020	2021	2020

Sales Volume
Company	637	664	430	1,707	1,208
Purchased	7	22	—	44	—
Total	644	686	430	1,751	1,208

Company Production
Elk Creek Mining Complex	510	550	383	1,571	1,172
Berwind Mining Complex (includes Triad)	43	24	14	134	133
Total	553	574	397	1,705	1,305

Company Produced Financial Metrics (a)
Average revenue per ton	$105	$96	$78	$98	$87
Average cash costs of coal sold	71	69	69	67	70
Average cash margin per ton	$34	$27	$9	$31	$17

Elk Creek Financial Metrics (a)
Average revenue per ton	$103	$95	$77	$96	$86
Average cash costs of coal sold	67	64	67	63	67
Average cash margin per ton	$36	$31	$10	$33	$19

Purchased Coal Financial Metrics (a)
Average revenue per ton	$138	$109	$—	$103	$—
Average cash costs of coal sold	97	91	—	85	—
Average cash margin per ton	$41	$18	$—	$18	$—

Capital Expenditures	$9,092	$4,826	$2,496	$17,642	$20,515

(a)	Excludes transportation.

Outlook and Comment

Randall Atkins, Ramaco Resources’ Chairman and Chief Executive Officer noted, “This has been a transformative year for Ramaco. As the year has progressed, the markets have served to reward the hard work our team has done to position the Company to take advantage of what we feel will be a multi-year cycle of strength in the metallurgical coal markets. We have been able to achieve new milestones both operationally and financially. Indeed, having started less than five years ago from literally scratch, today we now stand as a company with roughly a $800 million market value.

Through our recently concluded 2022 North American coal sales, the markets have now propelled us into an entirely new financial realm.

As previously announced, we recently concluded 2022 fixed priced sales to our North American customers of 1.67 million tons at an average price of $196 per short ton FOB mine. Through these sales, we have essentially now booked for 2022 over $325 million of revenue and roughly $190 million in Adjusted EBITDA.

In addition to these booked sales we have retained almost half of our planned 3.1 million tons of production for 2022 to be sold into export markets, at what is currently higher index-based pricing. The impact of these sales will provide us with new levels of cash generation and financial optionality that we have not previously enjoyed.

Further, we expect continued underlying strength in the steel and metallurgical markets to provide the underpinning for longer term met coal demand and elevated pricing over the next few years. As we have said before, met coal is a proxy for steel and steel in turn is a proxy for a country’s economic condition. The U.S. economy is now accelerating at a historically high level and nominal GDP this year has grown at a rate of almost 8%.

I view the current macro environment as it applies to us as somewhat like the four legs of a stool. First, on the demand side, all of the developed economies are rebounding from the COVID-19 impact at roughly the same time. Second, there has been fiscal stimulus injected into these economies on a scale we have frankly not seen before. More may indeed come. Third, this expansion of the world’s money supply has had the predictable effect of creating conditions for an inflationary impact that will no doubt affect pricing in hard assets like coal for an extended period. These three legs create a natural underlying demand for steel and, hence, metallurgical coal. The fourth leg is the supply equation. Perversely, coal as a commodity is in an existential period. Despite its continued strong worldwide demand, there are financial and regulatory forces that have created an arbitrary constraint on both new capital availability and, hence, new supply. We do not anticipate these conditions changing any time soon. Nor, do we sense there will be any near-term supply response sufficient to balance demand for the foreseeable future.

Turning to another recent milestone, I am delighted that we have announced the purchase from Coronado of what are referred to as the Amonate Assets. This $30 million purchase will almost immediately be accretive to the Company. It is expected to add 700,000 tons of new low-volatile production by the end of 2023, including 200,000 tons in 2022. It will also save millions of dollars of avoided trucking costs on all existing Berwind production beginning in June 2022. Specifically, instead of trucking the raw Berwind coal almost 25 miles to our Knox Creek prep plant, we will simply belt the coal by conveyor to the adjacent Amonate prep facility less than half a mile away.

On the financial front, in recognition of our significantly increased revenue anticipated in 2022, our principal bank lender, KeyBank, N.A., has agreed to increase the overall availability under our revolving credit line to $40 million, from its current $30 million level. We view this successful transaction as continued validation of both our creditworthiness, as well as our conservative financial strategy since inception, to maintain minimal net debt and asset retirement obligations.

Lastly, when Ramaco went public in 2017, we said that we anticipated returning capital to our shareholders by becoming a regular dividend paying company. Our gating requirement would be a subjective point when we felt we had both reached sufficient scale and felt comfortable we would continue to generate sustainable free cash flow. I am pleased to report that our Board of Directors has now authorized the initiation of a regular quarterly dividend to be paid beginning in the first quarter of 2022. The amount of the dividend and timing of both the record date and payment date will be set at the Company’s Board meeting to be held in early December. We hope to regularly increase this dividend in the years ahead as we continue to grow.

All of the above has created a uniquely positive outlook for Ramaco as we look forward to both the balance of this year and beyond into 2022. We remain positioned to benefit from a number of factors. These include the future doubling of our low-cost/high-quality production capacity to meet near and medium-term demand growth, a continuing period of strong index-based pricing, a formidable balance sheet and the impending roll-off of much lower priced 2021 domestic met coal contracts.

We still maintain over 100,000 tons of high-quality met coal production to sell at today’s elevated pricing into the balance of 2021. Yet, given our recently announced new sales, we cannot wait for 2022 to arrive. We will be starting out of the gate in the new year with nearly 1.7 million tons already booked for sale at almost $200 per ton, against year-to- date 2021 cash costs of $67 per ton, and an almost equal amount of remaining unsold production to sell into one of the strongest markets we have seen.

2021 promises to be our strongest year of free cash flow since we became public. 2022 already is expected to be a multiple of that. We should reach a point next year where we will generate sufficient free cash flow to be completely self-financed to execute our organic growth plans to grow Ramaco to roughly 5 million tons of production. Indeed, over the next few years we expect a continued period of significant free cash flow generation and a commitment to continue a regular return of capital to our shareholders.”

2021 Guidance

(In thousands, except per ton amounts and percentages)

	2021 Guidance	2020 Actuals

Company Production
Elk Creek	2,000 - 2,050	1,548
Triad	125 - 175	—
Berwind	25 - 75	147
Big Creek	50 - 100	—
Total	2,200 - 2,400	1,695

Sales Mix (a)
Metallurgical	2,225 - 2,350	1,749
Steam	50 - 75	—
Total	2,275 - 2,425	1,749

Cost Per Ton
Elk Creek	$63 - 65	$70

Other
Capital Expenditures (b)	$26,000 - 28,000	$24,753
Selling, general and administrative expense (c)	$15,000 - 16,000	$16,883
Depreciation and amortization expense	$24,000 - 26,000	$20,912
Interest expense, net	$2,000 - 2,500	$1,224
Cash taxes	$0 - 25	$19
Effective tax rate (d)	10 - 15%	20%

(a)	2021 guidance includes a small amount purchased coal.
(b)	Excludes purchase price of Amonate. Includes all other Amonate capital expenditures.
(c)	Excludes stock-based compensation.
(d)	Normalized, to exclude discreet items.

Committed 2021 Sales Volume (a)

(In millions, except per ton amounts)

	Volume	Average Price
North America, fixed priced	1.4	$89
Seaborne, fixed priced	0.6	$111
Total, fixed priced	2.1	$96
Indexed priced	0.1
Total committed tons	2.2

(a)	Amounts as of September 30, 2021 and includes a small amount of purchased coal. Totals may not add due to rounding.

About Ramaco Resources, Inc.

Ramaco Resources, Inc. is an operator and developer of high-quality, low-cost metallurgical coal in southern West Virginia, southwestern Virginia and southwestern Pennsylvania. Its executive offices are in Lexington, Kentucky, with operational offices in Charleston, West Virginia. The Company has seven active mines within two mining complexes at this time.

News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at http://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455.

Earnings Conference Call

Ramaco Resources will hold its quarterly conference call and webcast at 9:00 AM Eastern Time (ET) on Wednesday, November 3, 2021. An accompanying slide deck will be available at https://www.ramacoresources.com/investors-center/events-calendar/ immediately before the conference call.

The conference call can be accessed by calling (844) 852-8392 domestically or (703) 639-1226 internationally. The webcast for this release will be accessible by visiting https://edge.media-server.com/mmc/p/h6ashyw9.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Ramaco Resources’ expectations or beliefs concerning guidance, future events, anticipated revenue, future demand and production levels, macroeconomic trends, the development of ongoing projects, costs and expectations regarding operating results, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ramaco Resources’ control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include, without limitation, risks related to the impact of the COVID-19 global pandemic, unexpected delays in our current mine development activities, failure of our sales commitment counterparties to perform, increased government regulation of coal in the United States or internationally, the further decline of demand for coal in export markets and underperformance of the railroads, the anticipated completion of the Acquisition and the timing thereof, the expected benefits of the Acquisition to the Company’s shareholders, and the anticipated benefits and impacts of the Acquisition. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ramaco Resources does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ramaco Resources to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in Ramaco Resources’ filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The risk factors and other factors noted in Ramaco Resources’ SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.

Ramaco Resources, Inc.
Unaudited Consolidated Statements of Operations

	Three months ended September 30,		Nine months ended September 30,
In thousands, except per share amounts	2021	2020	2021	2020

Revenue	$76,377	$39,459	$195,889	$117,769

Costs and expenses
Cost of sales (exclusive of items shown separately below)	54,808	35,689	143,768	96,758
Asset retirement obligations accretion	156	128	461	428
Depreciation and amortization	6,751	5,258	18,861	15,601
Selling, general and administrative	5,895	5,966	15,767	15,723
Total costs and expenses	67,610	47,041	178,857	128,510

Operating income (loss)	8,767	(7,582)	17,032	(10,741)

Other income	789	1,743	7,156	11,456
Interest expense, net	(933)	(344)	(1,418)	(915)
Income before tax	8,623	(6,183)	22,770	(200)
Income tax expense (benefit)	1,588	(1,407)	1,650	(38)
Net income (loss)	$7,035	$(4,776)	$21,120	$(162)

Earnings (loss) per common share
Basic earnings (loss) per share	$0.16	$(0.11)	$0.48	$—
Diluted earnings (loss) per share	$0.16	$(0.11)	$0.48	$—

Basic weighted average shares outstanding	44,109	42,647	43,915	42,373
Diluted weighted average shares outstanding	44,465	42,647	43,996	42,373

Ramaco Resources, Inc.

Consolidated Balance Sheets

In thousands, except per-share amounts	September 30, 2021	December 31, 2020

Assets
Current assets
Cash and cash equivalents	$46,672	$5,300
Accounts receivable	37,592	20,299
Inventories	13,880	11,947
Prepaid expenses and other	4,339	4,953
Total current assets	102,483	42,499
Property, plant and equipment, net	181,675	180,455
Financing lease right-of-use assets, net	8,897	—
Advanced coal royalties	5,509	4,784
Other	520	885
Total Assets	$299,084	$228,623

Liabilities and Stockholders' Equity
Liabilities
Current liabilities
Accounts payable	$21,157	$11,742
Accrued expenses	14,081	11,591
Asset retirement obligations	1,161	46
Current portion of long-term debt	5,781	4,872
Current portion of financing lease obligations	3,057	—
Other current liabilities	44	862
Total current liabilities	45,281	29,113
Asset retirement obligations	14,629	15,110
Long-term debt, net	2,809	12,578
Long-term financing lease obligations, net	4,847	—
Senior notes, net	32,245	—
Deferred tax liability, net	3,412	1,762
Other long-term liabilities	2,054	965
Total liabilities	105,277	59,528

Commitments and contingencies	—	—

Stockholders' Equity
Preferred stock, $0.01 par value	—	—
Common stock, $0.01 par value	441	427
Additional paid-in capital	162,437	158,859
Retained earnings	30,929	9,809
Total stockholders' equity	193,807	169,095
Total Liabilities and Stockholders' Equity	$299,084	$228,623

Ramaco Resources, Inc.

Unaudited Statement of Cash Flows

	Nine months ended September 30,
In thousands	2021	2020
Cash flows from operating activities
Net income (loss)	$21,120	$(162)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Accretion of asset retirement obligations	461	428
Depreciation and amortization	18,861	15,601
Amortization of debt issuance costs	96	43
Stock-based compensation	3,919	3,119
Other income - employee retention tax credit	(5,407)	—
Other income - PPP Loan	—	(8,444)
Deferred income taxes	1,650	(37)
Changes in operating assets and liabilities:
Accounts receivable	(17,293)	(2,030)
Prepaid expenses and other current assets	5,611	630
Inventories	(1,933)	(8,027)
Other assets and liabilities	760	(1,154)
Accounts payable	7,515	3,409
Accrued expenses	2,397	(2,429)
Net cash from operating activities	37,757	947

Cash flow from investing activities:
Purchases of property, plant and equipment	(17,642)	(20,515)

Cash flows from financing activities
Proceeds from PPP Loan	—	8,444
Proceeds from borrowings	50,545	45,543
Payments of debt issuance cost	(2,356)	—
Repayment of borrowings	(24,900)	(32,597)
Repayments of financed insurance payable	(862)	(656)
Repayments of financing leased equipment	(1,253)	—
Restricted stock surrendered for withholding taxes payable	(327)	(193)
Net cash from financing activities	20,847	20,541

Net change in cash and cash equivalents and restricted cash	40,962	973
Cash and cash equivalents and restricted cash, beginning of period	6,710	6,865
Cash and cash equivalents and restricted cash, end of period	$47,672	$7,838

Reconciliation of Non-GAAP Measure

Adjusted EBITDA

Adjusted EBITDA is used as a supplemental non-GAAP financial measure by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We believe Adjusted EBITDA is useful because it allows us to more effectively evaluate our operating performance.

We define Adjusted EBITDA as net income plus net interest expense, equity-based compensation, depreciation and amortization expenses and any transaction related costs. Its most comparable GAAP measure is net income. A reconciliation of net income to Adjusted EBITDA is included below. Adjusted EBITDA is not intended to serve as an alternative to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Three months ended September 30,		Nine months ended September 30,
(In thousands)	2021	2020	2021	2020

Reconciliation of Net Income (Loss) to Adjusted EBITDA
Net income (loss)	$7,035	$(4,776)	$21,120	$(162)
Depreciation and amortization	6,751	5,258	18,861	15,601
Interest expense, net	933	344	1,418	915
Income tax expense (benefit)	1,588	(1,407)	1,650	(38)
EBITDA	16,307	(581)	43,049	16,316
Stock-based compensation	1,342	1,090	3,919	3,119
Accretion of asset retirement obligations	156	128	461	428
Adjusted EBITDA	$17,805	$637	$47,429	$19,863

Non-GAAP revenue and cash cost per ton

Non-GAAP revenue per ton (FOB mine) is calculated as coal sales revenue less transportation costs, divided by tons sold. Non-GAAP cash cost per ton sold is calculated as cash cost of coal sales less transportation costs, divided by tons sold. We believe revenue per ton (FOB mine) and cash cost per ton provides useful information to investors as these enable investors to compare revenue per ton and cash cost per ton for the Company against similar measures made by other publicly-traded coal companies and more effectively monitor changes in coal prices and costs from period to period excluding the impact of transportation costs, which are beyond our control. The adjustments made to arrive at these measures are significant in understanding and assessing the Company’s financial condition. Revenue per ton sold (FOB mine) and cash cost per ton are not measures of financial performance in accordance with U.S. GAAP and therefore should not be considered as an alternative to revenue and cost of sales under U.S. GAAP. The tables below show how we calculate non-GAAP revenue and cash cost per ton:

Non-GAAP revenue per ton

	Three months ended September 30, 2021			Three months ended September 30, 2020
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Revenue	$75,207	$1,170	$76,377	$39,459	$—	$39,459
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation costs	(8,549)	(209)	(8,758)	(6,051)	—	(6,051)
Non-GAAP revenue (FOB mine)	$66,658	$961	$67,619	$33,408	$—	$33,408
Tons sold	637	7	644	430	—	430
Revenue per ton sold (FOB mine)	$105	$138	$105	$78	$—	$78

	Three months ended June 30, 2021
	Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total

Revenue	$73,211	$2,846	$76,057
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation costs	(9,273)	(549)	(9,822)
Non-GAAP revenue (FOB mine)	$63,938	$2,297	$66,235
Tons sold	664	21	686
Revenue per ton sold (FOB mine)	$96	$109	$97

	Nine months ended September 30, 2021			Nine months ended September 30, 2020
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Revenue	$190,211	$5,678	$195,889	$117,769	$—	$117,769
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation costs	(23,624)	(1,180)	(24,804)	(12,611)	—	(12,611)
Non-GAAP revenue (FOB mine)	$166,587	$4,498	$171,085	$105,158	$—	$105,158
Tons sold	1,707	44	1,751	1,208	—	1,208
Revenue per ton sold (FOB mine)	$98	$103	$98	$87	$—	$87

Non-GAAP cash cost per ton

	Three months ended September 30, 2021			Three months ended September 30, 2020
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Cost of sales	$53,928	$880	$54,808	$35,689	$—	$35,689
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	(8,548)	(210)	(8,758)	(6,031)	—	(6,031)
Non-GAAP cash cost of sales	$45,380	$670	$46,050	$29,658	$—	$29,658
Tons sold	637	7	644	430	—	430
Cash cost per ton sold	$71	$97	$72	$69	$—	$69

	Three months ended June 30, 2021
	Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total

Cost of sales	$55,298	$2,464	$57,762
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	(9,274)	(549)	(9,823)
Non-GAAP cash cost of sales	$46,024	$1,915	$47,939
Tons sold	664	21	686
Cash cost per ton sold	$69	$91	$70

	Nine months ended September 30, 2021			Nine months ended September 30, 2020
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Cost of sales	$138,863	$4,905	$143,768	$96,758	$—	$96,758
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	(23,625)	(1,179)	(24,804)	(12,338)	—	(12,338)
Non-GAAP cash cost of sales	$115,238	$3,726	$118,964	$84,420	$—	$84,420
Tons sold	1,707	44	1,751	1,208	—	1,208
Cash cost per ton sold	$67	$85	$68	$70	$—	$70

We do not provide reconciliations of our outlook for cash cost per ton to cost of sales in reliance on the unreasonable efforts exception provided for under Item 10(e)(1)(i)(B) of Regulation S-K. We are unable, without unreasonable efforts, to forecast certain items required to develop the meaningful comparable GAAP cost of sales. These items typically include non-cash asset retirement obligation accretion expenses, mine idling expenses and other non-recurring indirect mining expenses that are difficult to predict in advance in order to include a GAAP estimate.

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